Exhibit 99.1

BreitBurn Announces that Quicksilver Resources Has Dropped Claims Against Directors in Ongoing Lawsuit

LOS ANGELES, December 7, 2009 -- BreitBurn Energy Partners L.P.  (“BreitBurn,” “the Partnership,” or “BBEP”) today announced that Quicksilver Resources Inc. has filed notices of nonsuit which dismiss all claims previously made in its year-old lawsuit against BreitBurn directors Charles S. Weiss and Gregory Moroney.  Quicksilver also dismissed all claims against BreitBurn directors Halbert S. Washburn and Randall H. Breitenbach arising from the 2008 purchase of Provident’s ownership in BreitBurn, including any claims that Washburn and Breitenbach sold interests at above market prices.  Quicksilver also dismissed all claims previously made against Provident Directors and former BreitBurn board members Randall J. Findlay, Thomas W. Buchanan, and Grant D. Billing.

Quicksilver had made allegations against Messrs. Moroney and Weiss that: 1) BreitBurn had made untrue statements to Quicksilver concerning Provident Energy Trust at the time that BreitBurn and Quicksilver completed a transaction in 2007; 2) BreitBurn had overpaid Provident and had likewise benefitted fellow directors Washburn and Breitenbach when BreitBurn purchased Provident’s interests in BreitBurn in 2008; and 3) BreitBurn improperly adopted an amendment to its partnership agreement granting all limited partners the right to vote for directors for the first time.  Quicksilver has now dropped these claims against Moroney and Weiss.

Quicksilver also dropped claims against Messrs. Washburn and Breitenbach alleging that BreitBurn overpaid Provident or benefited Washburn and Breitenbach when BreitBurn purchased Provident’s interests in BreitBurn in 2008.  Quicksilver had claimed that at the time of the Provident sale, BreitBurn was “orchestrating a buyout” of interests held by Washburn and Breitenbach “at an above-market price.”  As the documentation of the transaction clearly shows, no interests of Washburn or Breitenbach were “bought out” as part of the transaction and neither Washburn nor Breitenbach received any cash or other premium in the transaction.  In fact, as part of the transaction, the Board of Directors of BreitBurn asked Washburn and Breitenbach to surrender their minority interest in the general partner in exchange for an equivalent number of BBEP limited partner common units so that the Partnership would own 100% of the general partner.  Washburn and Breitenbach agreed. The total number of BBEP units exchanged was less than 20,000.  Washburn and Breitenbach did not sell any of the more than 630,000 BBEP units that they then held and that they continue to hold today.

Quicksilver also dropped claims against Washburn and Breitenbach alleging that BreitBurn improperly adopted an amendment to the partnership agreement granting all limited partners the right to vote for directors for the first time.  Washburn and Breitenbach remain as defendants in the case only with regard to Quicksilver’s claim that BreitBurn made untrue statements to it with respect to the transaction between Quicksilver and BreitBurn when BreitBurn acquired properties from Quicksilver in 2007.

In addition, Quicksilver has dismissed all claims against Provident directors and former BreitBurn board members Randall J. Findlay, Thomas W. Buchanan, and Grant D. Billing.  The three Provident directors did not have any involvement in the BreitBurn decision to make a bid for the Provident interest in BreitBurn.  The three independent members of the BreitBurn board (i.e. excluding management members Washburn and Breitenbach and excluding the Provident directors) met independently and retained independent legal and investment advisors.  The price paid was determined solely by the independent directors of the BreitBurn board and their advisors.  Discovery in the case has further revealed that Quicksilver, in coordination with its self-described hedge fund partner, GSO/Blackstone Group, also bid on the Provident interest in BreitBurn.  They were one of four bidders for Provident’s BreitBurn interests alone, all of whom were within 10% of the price offered to Provident by the Partnership.  Rather than the Partnership paying “above market” for Provident’s BreitBurn units, BreitBurn units sold in the market both before and after the buyout at levels above the price paid by the Partnership.

In summary, all claims asserted against all current and former directors of BreitBurn concerning BreitBurn's purchase of Provident Energy Trust's interests and the amendment of BreitBurn's Partnership Agreement have been dismissed.

Quicksilver continues to make claims in its lawsuit against BreitBurn Energy Partners L.P. and two of its subsidiaries, as well as against Provident Energy Trust.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a California-based publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in Northern Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, and the New Albany Shale in Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Relevant to Forward-Looking Information

This press release may contain forward-looking statements relating to the Partnership's operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as “should,” “expects,” “continues,” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to Court schedules and calendars, litigation uncertainties and the factors set forth under the heading  “Risk Factors” incorporated by reference from our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273
or
Gloria Chu
Investor Relations
(213) 225-5900 x210

BBEP-IR